Synergetics USA, Inc.

Core Technologies

Synergetics Annual Revenue 129% 66% 75% 15% 61% 19% 15% 15% 26% 25% 29% 31% (Pre-Merger)

Synergetics USA Revenue * Includes Valley Forge Scientific Corporation from September 22, 2005

Synergetics Net Income (Pre-Merger)

The Reverse Merger Generally Ill Advised Why it made sense to us: a) Great strategic fit b) OEM business c) Famous brand name d) Retirement - age management 3) The current challenge (9/21/2005) synergetics, Inc.

Synergetics USA, Inc. Pre-Merger Unaudited Condensed Combined Statement of Income Sales $ 21,792 $ 27,868 Gross Profit 13,503 16,681 Operating Income 2,383 2,229 Pre-tax Income 2,198 2,229 Net Income 1,458 1,462 Diluted Earnings per share $ .42 $ .06 The unaudited condensed combined statement of income for the year ended July 31, 2005, for Synergetics, Inc. and for the year ended June 30, 2005 for Valley Forge (which was derived by taking the year ended September 30, 2004 less the nine months ended June 30, 2004 and adding the nine months ended June 30, 2005), assuming the merger between Synergetics and Valley Forge occurred as of the beginning of the period presented. For further information, see Page F-23 of the Company's Form 10-K, as filed with the Securities and Exchange Commission on October 31, 2005.

The Future Ophthalmology Expansion through product extensions in: 1. Illumination 2. Office equipment 3. Application of and/or combinations of our core technologies Expansion through distribution 1. Potential division and or expansion of domestic sales organization 2. Expansion of direct sales internationally synergetics, Inc.

Neurosurgery Expansion through product 1. Disposable product line extensions 2. Application and/or combinations of our core technologies 3. New core technologies under development 4. Product line extensions into spine surgery Expansion through distribution 1. Changing the model from OEM to Direct 2. Expansion of existing domestic distribution 3. Establishment of international distribution 4. Take existing products to market internationally The Future synergetics, Inc.

Microsurgery Expansion through product 1. Instruments 2. Existing core technology extensions Expansion through distribution 1. Expand telemarketing 2. Establish a local representative 3. Establishing OEM contacts The Future synergetics, Inc.

www.synergeticsusa.com NASDAQ//SURG Synergetics USA, Inc.